Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Plan Administrator of the Profit Participation Plan of Moody’s Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-170727) on Form S-8 of Moody’s Corporation of our report dated June 28, 2017, with respect to the statements of net assets available for plan benefits of the Profit Participation Plan of Moody’s Corporation as of December 31, 2016 and 2015, the related statement of changes in net assets available for plan benefits for the year ended December 31, 2016, and the supplemental Schedule H, Line 4i – Schedule of Assets (held at end of year) as of December 31, 2016, which report appears in the December 31, 2016 annual report for Form 11-K of the Profit Participation Plan of Moody’s Corporation.

/s/ KPMG LLP

New York, New York

June 28, 2017

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